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                                                                    EXHIBIT 99.1

NTN COMMUNICATIONS RAISES $2.0 MILLION IN PRIVATE OFFERING

CARLSBAD, Calif., Nov. 14 /PRNewswire/ -- NTN Communications Inc. (Amex: NTN), today announced that it is raising $2.0 million through the private sale of NTN common stock pursuant to Rule 506 of Regulation D. The proceeds from the sale will be used for working capital and general corporate purposes relating to further expansion of the DITV Network and infrastructure and continued BUZZTIME development.

Two private investors, collectively, have agreed to purchase 1,218,584 shares of NTN common stock at a price of $1.64125 per share. In addition, they will receive warrants to purchase a total of 609,292 shares of common stock at the same price per share.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.